Exhibit 99.1

NEWS	NOBLE CORPORATION 13135 South Dairy Ashford, Suite 800 Sugar Land, TX 77478 Phone: 281-276-6100 Fax: 281-491-2092

NOBLE CORPORATION ANNOUNCES OPERATOR COMMITMENTS
ON SIX UNITS FOR BRAZIL DEEPWATER

     SUGAR LAND, Texas, June 3, 2005 — Noble Corporation (NYSE: NE) announced today that the Noble Dave Beard ultra-deepwater semisubmersible has received a commitment for a five-year contract from Petroleo Brasileiro S.A. — PETROBRAS (“Petrobras”) for work offshore Brazil. As previously reported by the Company, the Noble Dave Beard is a semisubmersible hull currently located at Dalian New Shipyard in Dalian, China. The Noble Dave Beard will be built as a dynamically-positioned (DP2) semisubmersible designed to operate in water depths up to 10,000 feet.

     The terms of the Petrobras commitment for the Noble Dave Beard, which has been approved by the Petrobras board of directors, include the finalization and signing of a definitive agreement; a five-year term; technical specifications for the unit equivalent to those of the Noble Paul Wolff, a Noble EVA-4000™ semisubmersible, which Petrobras has had under contract offshore Brazil since 1999 and has committed to extend through December 31, 2009, as described further below in this news release; the commencement of operations in Brazil 30 months after signing of the definitive agreement plus 75 mobilization days (estimated to be in the second quarter of 2008); dayrate of US$220,000 plus a 15 percent performance bonus; and cost of mobilization paid for by Petrobras, with the unit on a moving dayrate (95 percent of operating dayrate) during mobilization (limited to 75 days). The Company estimates total capital expenditures on the Noble Dave Beard of approximately $375 million.

     In addition, the Company announced that Petrobras has committed to extensions of the existing contracts for the Noble Paul Wolff, Noble Roger Eason, Noble Muravlenko and Noble

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Leo Segerius already working offshore Brazil. The commitment to extend the term for each of these four units has each been approved by the Petrobras board of directors. The existing contract for the Noble Paul Wolff extends through December 2007 at a dayrate of US$155,000 plus a 20 percent performance bonus. The terms of the Petrobras commitment for the Noble Paul Wolff include a two-year term contract extension through December 31, 2009, with a new dayrate commencing upon upgrade of the unit to 10,000 foot water depth capability (estimated to be January 2007) of US$210,000 plus a 15 percent performance bonus; and an increase in the current dayrate effective January 1, 2006 through December 31, 2006 of US$5,000.

     The existing contract for the Noble Roger Eason extends through April 13, 2007 at a dayrate of US$96,000. The terms of the Petrobras commitment for the Noble Roger Eason include a two-year term contract extension through April 13, 2009, with a dayrate during the period of such extension of US$137,000 plus a 15 percent performance bonus.

     The existing contract for the Noble Muravlenko extends through February 1, 2007 at a dayrate of US$81,500 plus a 10 percent performance bonus. The terms of the Petrobras commitment for the Noble Muravlenko include a two-year term contract extension through February 1, 2009, with a dayrate during the period of such extension of US$120,000 plus a 15 percent performance bonus.

     The existing contract for the Noble Leo Segerius extends through June 2006 at a dayrate of US$94,000 plus a 10 percent performance bonus. The terms of the Petrobras commitment for the Noble Leo Segerius include a two-year term contract extension through July 1, 2008, with a new dayrate commencing January 1, 2006 of US$125,000 plus a 10 percent performance bonus.

     The Company estimates that it will make capital expenditures on refurbishment, upgrade and contract specific items for the Noble Paul Wolff, Noble Roger Eason, Noble Muravlenko and Noble Leo Segerius in connection with the contract extensions on such units of approximately

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$20 million, $10 million, $10 million and $10 million, respectively, with the substantial majority of such expenditures occurring in 2006.

     In addition, the Company announced that Petrobras has committed to a long-term contract on the Noble Therald Martin semisubmersible, which is currently operating in the U.S. Gulf of Mexico. The terms of the Petrobras commitment for the Noble Therald Martin, which has been approved by the Petrobras board of directors, include the finalization and signing of a definitive agreement; a four-year term, subject to a right of early termination by Petrobras in year three and year four upon payment by Petrobras of a lump sum cancellation penalty amount depending on the date of termination; dayrate of US$114,000 plus a 15 percent performance bonus; and cost of mobilization paid for by Petrobras, with the unit on a moving dayrate (95 percent of operating dayrate) during mobilization (limited to 60 days). As previously reported by the Company, the Noble Therald Martin is currently contracted to Chevron U.S.A. Inc. through July 2005, plus an option well at mutually agreed rate, after which it is contracted to Kerr-McGee Corporation for two wells, plus two option wells. The Petrobras contract would commence following completion of the unit’s work for Kerr-McGee Corporation.

     James C. Day, Chairman, Chief Executive Officer and President of the Company, said, “Given the accelerating worldwide demand for premium drilling assets, we are pleased to continue our strong commitment to an important client. These commitments by Petrobras reflect the ability of the Company to expand its presence in the ultra-deepwater market through internal growth.”

     Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company’s fleet of 60 mobile offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 41 jackups and three submersibles.

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Approximately 80 percent of the fleet is currently deployed in international markets, principally including the Middle East, Mexico, the North Sea, Brazil, West Africa, India, and the Mediterranean Sea. The Company provides technologically advanced drilling-related products and services designed to create value for our customers. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “NE”.

     This news release may contain “forward-looking statements” about the business, financial performance and prospects of the Company. Statements about the Company’s or management’s plans, intentions, expectations, beliefs, estimates, predictions, or similar expressions for the future are forward-looking statements. No assurance can be given that the outcomes of these forward-looking statements will be realized, and actual results could differ materially from those expressed as a result of various factors. A discussion of these factors, including risks and uncertainties, is set forth from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

     Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.

NC-332
6/3/05
For additional information, contact:
John T. Rynd, Vice President — Investor Relations, Noble Drilling Services Inc.
Noble Corporation, 281-276-6100